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                                  EXHIBIT 99.2

                         STERLING FINANCIAL CORPORATION
                       POSTS INCREASED OPERATING EARNINGS

FOR IMMEDIATE RELEASE:
         LANCASTER, PA (October 24, 2000) -- Sterling Financial Corporation (NASDAQ:SLFI). John E. Stefan, Chairman, President and Chief Executive Officer of Sterling Financial Corporation announced third quarter results.

         Sterling's operating income was $4,652,000 for the quarter ending September 30, 2000, a $215,000, or 4.8%, increase from 1999. Basic and diluted earnings per share on an operating basis totaled $.37 for the quarter ended September 30, 2000, versus $.35 for the same period in 1999, an increase of 5.7%.

         For the nine months ended September 30, 2000, operating income totaled $14,316,000, an increase of $462,000, or 3.3%, on 1999 operating income of $13,854,000. Basic and diluted earnings per share on an operating basis totaled $1.14 for the nine months ended September 30, 2000, versus $1.10 in 1999, an increase of 3.6%.

         Operating earnings for the quarter ended September 30, 2000 and 1999 exclude tax-effected merger-related costs and restructuring charges of $2,252,000 and $14,000, respectively. For the nine months ended September 30, 2000 and 1999, operating earnings exclude tax-effected merger related costs and special charges of $2,252,000 and $374,000, respectively. These expenses resulted from the completion of the merger integration with Hanover Bancorp, Inc., which was consummated in the third quarter of 2000, and the merger of North East Bancorp, Inc. in the second quarter of 1999. The effect of these charges reduced basic and diluted earnings per share by $.18 per share for the quarter ended and nine months ended September 30, 2000, and $.03 per share for the nine months ended September 30, 1999, the majority of which was absorbed in the second quarter of 1999. Including merger related and restructuring charges, net income totaled $2,399,000 and $12,063,000 for the three and nine months ended September 30, 2000, respectively. For 1999, including merger related charges, net income totaled $4,423,000 and $13,480,000 for the three and nine months ended.

         Total assets increased to $1,668,222,000 at September 30, 2000, an increase of 8.2% from $1,541,762,000 at September 30, 1999. Significant growth was noted in the loans receivable balance, net of allowance, which increased $99,117,000, or 10.7%, from $924,472,000 at September 30, 1999 to $1,023,589,000 at September 30, 2000. Total deposits increased to $1,374,903,000 from $1,296,044,000, or 6.1% during the same period.

         During the third quarter, Sterling completed the acquisition of Hanover Bancorp, Inc., under the pooling-of-interests method of accounting. Accordingly, the consolidated financial statements have been restated to include the consolidated accounts of Hanover Bancorp, Inc. for all periods presented.

         Stefan noted, "We were extremely delighted to complete the merger which added the Bank of Hanover and Trust Company to the Sterling umbrella. Now with the merger complete, we have been able to begin our plans to fully integrate the operations of all three banking subsidiaries into one common core processing system. This integration, which is expected to be completed by the third quarter of 2001, will allow our customers a greater variety of financial products and solutions delivered through a larger network of delivery channels. The integration will also allow us to gain greater operating efficiencies as we consolidate back office functions, which will benefit our shareholders."
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         Stefan continued, "While we have been focused on the integration of our
Hanover partners into the Sterling family, we have not lost sight of our corporate goals of increasing operating earnings and earnings per share. This has been accomplished through greater volume in interest earning assets to mitigate the negative impact of the declining net interest percentage, increases in non-interest income, and cost containment."

         Sterling Financial Corporation presently operates 46 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, and the First National Bank of North East.

         This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

         Contact:  John E. Stefan, Chairman and President (717) 581-6030.